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                                                                    EXHIBIT 99.1



          COHO ENERGY COMPLETES ACQUISITION OF OKLAHOMA OIL PROPERTIES
               FROM AMOCO AND UPDATES BROOKHAVEN DRILLING RESULTS

Dallas, Texas--December 18, 1997--Coho Energy, Inc. (NASDAQ:COHO) today closed its previously announced acquisition of Oklahoma Oil properties from Amoco Production Company, a subsidiary of Amoco Corp. (NYSE:AN). The properties were purchased for $257.5 million and warrants to purchase one million common shares of Coho Energy at $10.425 for a period of five years.

Coho has acquired interests in more than 25,000 gross acres concentrated in Southern Oklahoma, including 14 principal producing fields. Coho will operate all but two of these fields and have an average working interest in these fields of approximately 65%. Coho's independent engineers have estimated that the properties acquired have net proven reserves of 55.1 million equivalent barrels, approximately 90% of which was oil.

Daily net production from the properties during September 1997 was approximately 6,200 barrels of oil and 7.7 million cubic feet of natural gas, or almost 7,500 equivalent barrels of oil, which will make Coho the largest crude oil producer in Oklahoma. Coho is already the largest producer in Mississippi. The properties currently contain 722 producing wells.

The Company funded the Amoco acquisition from working capital and a draw down on its bank credit facility which has a borrowing base of $300 million.

Jeffrey Clarke, Coho's President and CEO, stated, "The Oklahoma properties represent a tremendous growth opportunity for Coho. The company's technical staff have already identified numerous low risk exploitation opportunities which Coho intends to quickly pursue. These assets are concentrated in a small geographic area and are very similar to the Company's successful Mississippi salt basin operations so that the application of the Company's substantial knowledge base should benefit the properties. Through an active operational and exploitation program, we believe that we can quickly add substantially to reserves and production. Coho is well positioned to capitalize on this opportunity at the same time it maintains the momentum of our Mississippi program."

In addition to the acquisition of the Amoco properties, the Company also announced that at Brookhaven, Mississippi Coho has completed the testing of two further wells. The 5-11 #1 well is producing from a Paluxy sand, flowing 380 barrels of oil per day through a 12/64" choke with a flowing tubing pressure of 425 psig. The 32N-14 #1 well tested hydrocarbons from several sands, none of which proved individually commercial and the well will be deepened, during the first quarter of 1998, to the Rodessa formation which is productive in the 4-13C #1 well. The 4-11 #4 well is currently being tested and the 4-9 #2 well is drilling below 13,000 feet. Results from both wells are expected in January.

Coho Energy, Inc. is a Dallas based independent oil and gas producer focusing on exploration and exploitation of underdeveloped oil properties.

For further information, contact: Jeffrey Clarke, President and CEO or Anne Marie O'Gorman, Senior Vice President at 972/774-8300.